Exhibit 99.1

Contacts:

Jamie Tully/Jonathan Doorley
Sard Verbinnen & Co
(212) 687-8080

EQUUS ANNOUNCES NEW LEADERSHIP

Appoints John Hardy as Executive Chairman

HOUSTON, TX – June 9, 2010 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Fund”) today announced that, effective immediately, John Hardy has been appointed as its Executive Chairman and Robert L. Knauss has been appointed as Non-Executive Chairman.

Mr. Hardy has had extensive experience in the insurance, finance and banking sectors, as well as mergers and acquisitions. Mr. Hardy practiced law as a Barrister from 1978-1997, representing, amongst others, multi-national insurance companies and financial institutions.  While practicing law, Mr. Hardy was also an adjunct Professor lecturing in insurance law at the University of British Columbia from 1984-2000. For the past 13 years he has been the Chairman and Chief Executive Officer of Versatile Systems Inc., a technology consulting company.

 “We need to undertake a detailed review of the Fund’s capital requirements and current portfolio and determine the extent to which we can add value to the Fund’s Investee Companies,” stated John Hardy, Executive Chairman.  “Given the challenging and uncertain global economic conditions, we will examine the cost structure of the Fund and take steps to align same with the Fund’s operations.”

Mr. Knauss was Chairman of the Board of Philip Services Corp., an industrial services company, from 1998 to 2003, and Chairman of the Board and CEO of Baltic International USA, Inc. from 1995 to 2003. During the past twenty years, he has served on the Boards of Directors of eight public companies. Mr. Knauss was the former Dean and Distinguished University Professor of University of Houston Law School and was also Dean of Vanderbilt Law School.  Mr. Knauss replaces Richard Bergner, who had previously served as the Fund’s Non-Executive Chairman.

Fraser Atkinson was also appointed the Chairman of the Audit Committee.  Mr. Atkinson was a partner at KPMG, LLP for over 14 years, having left the firm in 2002 and was involved in both the technology and corporate finance sectors. Throughout his career he advised companies on over 300 financings.  For the past six years he has been the CFO, Corporate Secretary and Director of Versatile Systems Inc., a technology consulting company.

About Equus
The Fund is a business development company that trades as a closed-end fund on the New York

Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.